Exhibit 99.1

Chart Industries Reports 2009 First Quarter Results

Cleveland, Ohio – April 30, 2009 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the first quarter ended March 31, 2009. Highlights include:

•	Net income up 33% to $19.5 million, or $0.68 per diluted share

•	Cash and short term investments increase to $177.2 million

Net income for the first quarter of 2009 was $19.5 million, or $0.68 per diluted share. This compares with first quarter of 2008 net income of $14.7 million, or $0.51 per diluted share. Net sales for the first quarter of 2009 increased 6% to $180.2 million from $170.3 million in the comparable period a year ago. Gross profit for the first quarter of 2009 was $62.7 million, or 34.8% of sales, versus $51.9 million, or 30.5% of sales, in the comparable quarter of 2008.

“Our strong financial performance during the first quarter, particularly in our Energy and Chemicals (“E&C”) business, benefited from our project backlog, improved project execution and ongoing cost reduction initiatives,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “I’m especially pleased with our ability to implement timely cost containment actions to right-size our businesses, driving margin improvement and strong free cash flow, while we operate in this very uncertain business environment.”

Backlog at March 31, 2009 was $307.5 million, down 23% from the December 31, 2008 level of $398.8 million. Orders for the first quarter of 2009 were $89.3 million compared with fourth quarter 2008 orders of $126.9 million.

“As we expected, orders continued to slow in the first quarter due to diminishing global industrial and capital project activity,” stated Mr. Thomas. “This trend particularly affected our Distribution & Storage (“D&S”) and E&C businesses. We remain very cautious regarding second half 2009 order activity, but we have seen an increase in recent bid activity for projects, which in the past has been a leading indicator for improved order intake. ”

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2009 were $25.9 million, or 14.4% of sales, compared with $23.1 million, or 13.5% of sales, for the same quarter a year ago. The increase is primarily due to variable sales commission costs, related to increased sales at E&C compared to the prior year’s quarter, bad debt expense as a result of the current economic environment, and approximately $500,000 in costs associated with workforce reductions.

Income tax expense was $9.6 million for the first quarter and represented an effective tax rate of 32.8% compared with $6.6 million for the prior year quarter, which represented an effective tax rate of 31.0%. The increase in the first quarter effective tax rate was primarily due to an increase in the mix of domestic earnings which are taxed at a higher rate.

Cash and short term investments were $177.2 million at March 31, 2009, which is $22.8 million higher than balances at December 31, 2008.

SEGMENT HIGHLIGHTS

E&C segment sales increased 22% to $90.4 million for the first quarter of 2009 compared with $73.9 million for the same quarter in the prior year. E&C gross profit margin increased to 38.3% in the 2009 period compared with 29.0% in the 2008 quarter primarily due to favorable project mix and improved project cost performance. The soft first quarter order trend was primarily driven by E&C’s systems and brazed aluminum heat exchanger product lines, where there have been order cancellations or project delays due to current market conditions.

Distribution & Storage (“D&S”) segment sales declined by 7% to $69.4 million for the first quarter of 2009, compared to $74.3 million for the same quarter in the prior year. The decrease in sales reflects the impact of a stronger dollar against the euro and Czech koruna, lower volume as well as lower prices due to a reduction in raw material surcharge pass through. D&S gross profit margin of 28.8% in the quarter was down from its margin of 29.5% a year ago largely due to volume and price reductions.

BioMedical segment sales declined by 8% to $20.4 million for the first quarter of 2009 compared with $22.1 million for the same quarter in the prior year. Although medical respiratory product sales increased due to higher volume and pricing in European markets, this was more than offset by a decline in biological storage system sales and other product sales. Biological storage system sales declined due to lower volume in the breeder market, while other product sales declined due to lower volume in both MRI components and U.S. government contract work manufactured at the Denver, Colorado facility. BioMedical gross profit margin increased to 39.4% in the quarter compared with 38.8% for the same period in 2008. This was primarily due to improved mix and pricing.

A portion of the Company’s workforce reductions included implementation of voluntary separation programs (“VSP”), which will also impact the second quarter of 2009. Also during the second quarter, the Company made the decision to shut down its Denver BioMedical facility. MRI components will no longer be manufactured, while the U.S. government contract work is expected to be manufactured at other Chart facilities. Charges of approximately $4.0 million, or $.09 per diluted share, are expected to be recognized in the second quarter of 2009 as a result of these cost containment actions.

OUTLOOK

Our existing backlog provides good visibility for the second quarter and early third quarter of 2009, but the uncertain economic conditions continue to hinder our ability to forecast the remainder of 2009 with confidence, particularly in light of the significant decline in orders experienced during the first quarter. To date, we have reduced our total workforce by 5%, before taking into account the Denver shutdown and VSP, and we are prepared to move forward with further cost reduction initiatives to align our cost structure with expected market conditions as the year progresses.

Based on first quarter results, current expectations and cost reduction initiatives, the Company is tightening the range of its previously announced full year 2009 sales and earnings per share guidance. Sales are expected in the range of $600 to $640 million and diluted earnings per share expected to be in a range of $1.30 to $1.60 per share on approximately 29.0 million weighted average shares outstanding. Our current guidance includes the expected 2009 impact of the charges associated with the BioMedical Denver facility shutdown, costs related to planned workforce reductions, including the VSP, and the increase in our effective tax rate. This compares with our previous guidance with a sales range of $600 to $660 million and diluted earnings per share range of $1.15 to $1.65 per share, which did not include the impact of these items.

Mr. Thomas continued, “Our strong balance sheet, significant liquidity and cost reduction initiatives position us well to take advantage of potential market opportunities now and in the future as economic conditions improve. We expect that our economic recovery will be led by opportunities for us in natural gas and international markets, particularly in Asia, where we are well positioned.”

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; the negative impacts of the recent global economic and financial crisis; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; the modification or cancellation of orders in our backlog; our reliance on key suppliers and potential supplier failures; competition; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the Company’s ability to successfully manage its costs, core business resources and growth, including its ability to successfully acquire and integrate new product lines or businesses; the loss of key employees and deterioration of labor and employee relations; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; additional liabilities related to taxes; the impact of hurricanes and other severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, pension and severance claims; and long-term risks associated with our indebtedness. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in seven states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its first quarter 2009 results on a conference call on Thursday April 30, 2009 at 10:30 a.m. ET. Participants may join the conference call by dialing (888) 241-0558 in the U.S. or (647) 427-3417 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 839-9879 in the U.S. or (402) 220-4285 outside the U.S. and entering Access Code 93300507. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Friday, May 15, 2009.

For more information, click here:

http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1

Contact:

Michael F. Biehl

Executive Vice President and

Chief Financial Officer

216-626-1216

michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Sales	$180,192	$170,329
Cost of sales	117,526	118,388

Gross profit	62,666	51,941

Selling, general and administrative expenses	25,934	23,075
Amortization expense	2,651	2,658

	28,585	25,733

Operating income (1)	34,081	26,208

Other expense (income):
Interest expense and financing cost amortization, net	4,246	5,158
Foreign currency loss (income)	681	(150)

	4,927	5,008

Income before income taxes and noncontrolling interest	29,154	21,200
Income tax expense	9,562	6,573

Income before noncontrolling interest	19,592	14,627
Noncontrolling interest, net of taxes	130	(29)

Net income	$19,462	$14,656

Net income per common share - diluted	$0.68	$0.51

Weighted average number of common shares outstanding - diluted	28,639	28,959

(1)	Includes depreciation expense of $2,617 and $2,222 for the three months ended March 31, 2009 and 2008, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended March 31,
	2009	2008
Net Cash Provided by Operating Activities	$26,361	$14,027

Investing Activities
Capital expenditures	(2,324)	(3,701)
Other investing activities	2,035	(616)

Net Cash Used In Investing Activities	(289)	(4,317)

Financing Activities
Other financing activities	—	1,345

Net Cash Provided By Financing Activities	—	1,345

Net increase in cash and cash equivalents	26,072	11,055
Effect of exchange rate changes on cash	(1,226)	4,013
Cash and cash equivalents at beginning of period	122,165	92,869

Cash And Cash Equivalents At End of Period	$147,011	$107,937

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2009 (Unaudited)	December 31, 2008
ASSETS

Cash and cash equivalents	$147,011	$122,165
Short term investments	30,169	32,264
Current assets	239,657	250,596
Property, plant and equipment, net	99,928	102,372
Goodwill	260,868	261,509
Identifiable intangible assets, net	126,674	129,542
Other assets, net	10,189	10,979

TOTAL ASSETS	$914,496	$909,427

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$183,617	$194,161
Long-term debt	243,175	243,175
Other long-term liabilities	66,388	66,639

Shareholders’ equity	421,316	405,452

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$914,496	$909,427

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended March 31,
	2009	2008
Sales

Energy & Chemicals	$90,380	$73,868
Distribution & Storage	69,429	74,344
BioMedical	20,383	22,117

Total	$180,192	$170,329

Gross Profit

Energy & Chemicals	$34,653	$21,402
Distribution & Storage	19,985	21,958
BioMedical	8,028	8,581

Total	$62,666	$51,941

Gross Profit Margin

Energy & Chemicals	38.3%	29.0%
Distribution & Storage	28.8%	29.5%
BioMedical	39.4%	38.8%
Total	34.8%	30.5%

Operating Income

Energy & Chemicals	$25,043	$15,171
Distribution & Storage	11,022	13,332
BioMedical	4,381	4,534
Corporate	(6,365)	(6,829)

Total	$34,081	$26,208

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Orders

Energy & Chemicals	$17,813	$38,510	$51,071
Distribution & Storage	52,064	67,268	91,050
BioMedical	19,403	21,106	22,745

Total	$89,280	$126,884	$164,866

Backlog

Energy & Chemicals	$193,276	$265,900	$334,793
Distribution & Storage	108,319	125,929	124,175
BioMedical	5,951	7,013	9,972

Total	$307,546	$398,842	$468,940